Exhibit 10.3

TIME SHARING AGREEMENT
THIS TIME SHARING AGREEMENT is entered into effective as of the 15th day of December, 2017, by and between MSG SPORTS & ENTERTAINMENT, LLC, a Delaware limited liability corporation with a place of business at 2 Penn Plaza, New York, New York 10121 (“Lessor”), and ANDREW LUSTGARTEN, with a mailing address c/o of The Madison Square Garden Company, 2 Penn Plaza, New York, NY 10121 (“Lessee”).
W I T N E S S E T H:
WHEREAS, Lessor is the lessee and the operator of a Gulfstream Aerospace G-V aircraft, manufacturer’s serial number 639, United States registration N501CV (the “Aircraft”); and
WHEREAS, Lessor has engaged fully-qualified and credentialed flight crew to operate the Aircraft; and
WHEREAS, Lessor has agreed to lease the Aircraft, with flight crew, to Lessee on a “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”) upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lessor and Lessee, intending to be legally bound, hereby agree as follows:
1.Lease of Aircraft. Lessor agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR Section 91.501(b)(6) and Section 91.501(c)(1) and this Agreement, and to provide a fully-qualified and credentialed flight crew for all flights to be conducted hereunder during the Term (as defined in Section 13) hereof. The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of Lessor or any person purportedly acting on behalf of Lessor. Lessor and Lessee intend that the lease of the Aircraft effected by this Agreement shall be treated as a “wet lease” pursuant to which Lessor provides transportation services to Lessee in accordance with FAR Section 91.501(b)(6) and Section 91.501(c)(1).
2.Payment for Use of Aircraft. Lessee shall pay Lessor the following listed actual expenses of each flight (the “Reimbursement Amount”) conducted under this Agreement (i.e. non-business flights for which reimbursement is required in accordance with Lessor’s policies), not to exceed the maximum amount legally payable for such flight under FAR Section 91.501(d)(1)-(10):

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of crew, including food, lodging and ground transportation;

(c)	hangar and tie-down costs away from the Aircraft’s base of operation;

(d)	additional insurance obtained for the specific flight at the request of Lessee;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permit and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	in-flight telecommunication expenses;

(i)	passenger ground transportation; and

(j)	flight planning and weather contract services.
Notwithstanding the foregoing, in the event that any income is required to be imputed to you with respect to personal use of the Aircraft, calculated using the Standard Industry Fare Level method in accordance with Internal Revenue Service Regulation §1.61-21, the amount payable by you pursuant to this Section 2 shall be reduced by the amount necessary so that the total out of pocket cost to you, including taxes owed as a result of imputed income, is no greater than the Reimbursement Amount.
3.Operational Control of Aircraft. Lessor and Lessee intend and agree that on all flights conducted under this Agreement, Lessor shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft. Lessor shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights. Lessee shall have no responsibility for scheduling, dispatching or flight following on any flight conducted under this Agreement, nor any right over initiating, conducting or terminating any such flight. Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by Lessor.

4.	Scheduling.
(a)Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Lessee or the designated authorized representative(s) of Lessee shall submit scheduling requests under this Agreement to the designated authorized representative(s) of Lessor. Requests for flight time shall be in such form (whether oral or written) mutually convenient to, and agreed upon by, the parties. In addition to proposed schedules and flight times, Lessee shall upon request provide Lessor with the following information for each proposed flight prior to scheduled departure: (i) proposed departure point; (ii) destination; (iii) date and time of flight; (iv) the number of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that Lessor or the flight crew may request.
(b)Subject to Aircraft and crew availability and to any usage limitations established by Lessor, Lessor shall use its good faith efforts, consistent with Lessor’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling, and to enable Lessee to enjoy the benefits of this Agreement; however, Lessee acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, (i) Lessor shall have sole and exclusive final authority over the scheduling of the Aircraft; and (ii) the needs of Lessor for the Aircraft shall take precedence over Lessee’s rights and Lessor’s obligations under this Agreement.
(c)Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party. In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable.
5.Billing. Lessor shall pay all expenses relating to the operation of the Aircraft under this Agreement (in accordance with Section 2 hereof) on a monthly basis. As soon as possible after the end of each monthly period during the Term, Lessor shall provide to Lessee an invoice showing all use of the Aircraft by Lessee under this Agreement during that month and a complete accounting detailing all amounts payable by Lessee pursuant to Section 2 for that month, including such detail supporting all expenses paid or incurred by Lessor for which reimbursement is sought as Lessee may reasonably request. Lessee shall pay all amounts due to Lessor under this Section 5 not later than 30 days after receipt of the invoice therefor.
6.Maintenance of Aircraft. Lessor shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft (utilizing an inspection program listed in FAR Section 91.409(f)), and shall take such requirements into account in scheduling the Aircraft hereunder.

7.	Flight Crew.
(a)Lessor shall employ or engage and as between Lessor and Lessee shall be responsible for the payment of all salaries, benefits and/or compensation for a fully-qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement. All flight crewmembers shall be included on any insurance policies that Lessor is required to maintain hereunder.
(b)The qualified flight crew provided by Lessor shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FAR’ s.

The Aircraft shall be operated under the standards and policies established by Lessor. Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the pilot-incommand of that flight. The flight crew may, in its sole discretion, terminate any flight, refuse to commence any flight, or take any other action that, in the judgment of the pilot-in-command, is necessitated by considerations of safety. No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person. Lessor shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

8.	Insurance.
(a)At all times during the Term of this Agreement , Lessor shall maintain at its sole cost and expense (i) comprehensive aircraft and liability insurance against bodily injury and property damage claims, including, without limitation, contractual liability, premises damage, personal property liability, personal injury liability, death and property damage liability, public and passenger legal liability coverage, in an amount not less than $100,000,000 for each single occurrence and (ii) hull insurance for the full replacement cost of the aircraft.
(b)Any policies of aircraft and liability insurance carried in accordance with this Section 8 and any policies taken out in substitution or replacement of any such policies (i) shall name Lessee and his employees, agents, licensees, servants and guests as additional insured; (ii) shall provide for 30 days written notice to Lessee by such insurer of cancellation, change, non-renewal or reduction (seven days in the case of war risk and allied perils coverage or such shorter period as is customarily available in the industry); (iii) shall provide that in respect of the interests of Lessee in such policies, the insurance shall not be invalidated by any action or inaction of Lessor regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon Lessor; and (iv) shall permit the use of the Aircraft by Lessor for compensation or hire to the extent permitted under applicable law. Each such policy shall be primary insurance, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.
(c)Lessor shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing. Lessee also acknowledges that any trips scheduled to the European Union may require Lessor to purchase additional insurance to comply with local regulations. The cost of all additional flight-specific insurance shall be borne by Lessee as set forth in Section 2(d) hereof.
(d)Each party agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated. In no event shall Lessor suffer or permit the Aircraft to be used or operated under this Agreement without such insurance being fully in effect.
(e)Lessor shall ensure that worker’s compensation insurance with all-states coverage is provided for the Aircraft’s crew and maintenance personnel.
(f)Lessor shall deliver certificates of insurance to Lessee with respect to the insurance required or permitted to be provided by it hereunder not later than the first flight of the Aircraft under this Agreement and upon the renewal date of each policy.
9.Taxes.    Lessee shall be responsible for paying, and Lessor shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable Federal transportation taxes and sales, use or other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee hereunder. Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

10.	Lessee’s Representations and Warranties. Lessee represents and warrants that:
(a)He will not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or for common carriage.
(b)He shall refrain from incurring any mechanic’s or other liens in connection with inspection, preventive maintenance, maintenance or storage of the Aircraft, and shall not attempt to convey,

mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.
(c)He shall not lien or otherwise encumber or create or place any lien or other encumbrance of any kind whatsoever, on or against the Aircraft for any reason. He also will ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against Lessee or by Lessee.
(d)He will abide by and conform to all laws, governmental and airport orders, rules and regulations, as shall be imposed upon the lessee of an aircraft under a time sharing agreement, and applicable company policies of Lessor.
11.Lessor’s Representations and Warranties. Lessor represents and warrants that it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft pursuant to this Agreement.
12.Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LESSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO ITS CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INCIDENTIAL, CONSEQUENTIAL OR SPECIAL DAMAGES, HOWEVER ARISING.
13.Term.    The term of this Agreement (the “Term”) shall commence on the effective date hereof and, unless terminated in accordance with the provisions hereof, shall remain in full force and effect for so long as you remain employed by The Madison Square Garden Company or any of its subsidiaries. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement for any reason or no reason by written notice given to the other party not less than 30 days prior to the proposed termination date.
14.Limitation of Liability. Lessee, for himself and on behalf of his agents, guests, invitees, licensees, servants and employees, covenants and agrees that the insurance described in Section 8 hereof shall be the sole recourse for any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including attorneys’ fees, court costs and witness fees, attributable to the use, operation or maintenance of the Aircraft pursuant to this Agreement or performance of or failure to perform any obligation under this Agreement.
15.Relationship of Parties. Lessor is strictly an independent contractor lessor/provider of transportation services with respect to Lessee. Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent. All persons furnished by Lessor for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered Lessor’s employees or agents.
16.Governing Law; Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its choice of law rules. If any provision of this Agreement conflicts with any statute or rule of law of the State of New York, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.
17.Amendment. This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.
18.Counterparts. This Time Sharing Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart. Each party may transmit its signature by facsimile, and such faxed signature shall have the same force and effect as an original signature.
19.Successors and Assigns. This Time Sharing Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns. Lessee agrees that he shall not directly or indirectly sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer pursuant to the laws of intestacy) without the prior written consent of Lessor, which may be given or withheld by Lessor in its sole and absolute discretion.
20.Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service, or confirmed facsimile transmission, as the case may be. Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 20. In the case of notices to Lessor, a copy of each such notice shall be sent to MSG Sports & Entertainment, 2 Penn Plaza, New York, New York 10121, attention: General Counsel. Notices sent by certified or registered mail shall be deemed received three business days after being mailed. All other notices shall be deemed received on the date delivered. Routine communications may be made by e-mail or fax to the addresses set forth therein.
21.Truth-in-Leasing Compliance. Lessor, on behalf of the Lessee, shall (i) mail a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within 24 hours of its execution; (ii) notify the Farmingdale Flight Standards District Office at least 48 hours prior to the first flight by Lessor under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time of the first flight; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

22.	TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:
(A)LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.
(B)MSG SPORTS & ENTERTAINMENT, LLC, 2 PENN PLAZA, NEW YORK, NEW YORK 10121, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL OPERATIONS UNDER THIS AGREEMENT.
(C)EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
(D)THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Time Sharing Agreement effective as of the date first above written.
LESSOR:
MSG SPORTS & ENTERTAINMENT, LLC

By: /s/ Donna Coleman
Name: Donna Coleman
Title: EVP & Chief Financial Officer

LESSEE:

/s/ Andrew Lustgarten
Andrew Lustgarten